Exhibit (a)(4)

                            KOBRICK INVESTMENT TRUST

                Amendment No. 2 to Amended and Restated Agreement
                              Declaration of Trust


     The undersigned, being all of the Trustees of Kobrick Investment Trust (the "Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Amended and Restated Agreement and Declaration of Trust, as amended by Amendment dated December 28, 1998 thereto (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, as follows:

     1. The name of the Trust is hereby amended to be "Nvest Kobrick Investment Trust."


     The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 27th day of December, 1999.




/s/ Frederick R. Kobrick                             /s/ Jay H. Atlas
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Frederick R. Kobrick                                 Jay H. Atlas




/s/ Samuel L. Hayes, III                             /s/ Joseph P. Paster
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Samuel L. Hayes, III                                 Joseph P. Paster